Exhibit 99.1

2400 Xenium Lane North, Plymouth, MN 55441 • (763)551-5000 • Fax (763)551-5198 • www.christopherandbanks.com

FOR:	Christopher & Banks Corporation

COMPANY CONTACT:	Andrew Moller
Executive Vice President and
Chief Financial Officer
(763) 551-5000

INVESTOR RELATIONS CONTACT:	Investor Relations:
Joe Teklits/Jean Fontana
ICR, Inc.
(203) 682-8200

CHRISTOPHER & BANKS CORPORATION REPORTS

FISCAL 2008 FOURTH QUARTER AND FULL YEAR RESULTS

Provides First Quarter Fiscal 2009 Guidance

Minneapolis, MN, April 9, 2008 – Christopher & Banks Corporation (NYSE: CBK) today reported results for its fiscal 2008 fourth quarter and fiscal year ended March 1, 2008.

Fourth Quarter Highlights

•                  Total sales for the thirteen weeks ended March 1, 2008 were $125.3 million compared to $134.0 million for the fourteen-week period ended March 3, 2007.

•                  Same-store sales for the thirteen-week period ended March 1, 2008 as compared to the thirteen-week period ended March 3, 2007 declined 3.5%.

•                  Net loss on a GAAP basis was $8.3 million or $0.23 per diluted share. During the fourth quarter, the Company recorded non-cash, pre-tax, long-lived asset impairment charges of approximately $6.0 million and a goodwill impairment charge of approximately $3.6 million. These charges combined totaled $0.16 per diluted share, which assumes a normalized federal and state tax rate of 39.5%.

Fourth Quarter Results

Total sales for the thirteen weeks ended March 1, 2008 were $125.3 million compared to $134.0 million for the fourteen-week period ended March 3, 2007. Same-store sales for the thirteen-week period ended March 1, 2008 are compared to the thirteen-week period ended March 3, 2007. On this basis, same-store sales declined 3.5%.

Merchandise buying and occupancy expense was $82.9 million or 66.1% of sales this fiscal quarter compared to $88.5 million or 66.1% of sales in last year’s fourth quarter. More than 300 basis points of improvement in merchandise margin was offset by deleveraging of occupancy expense and higher buying and distribution expense as a percent of sales. The deleveraging of occupancy expense was primarily due to the Company’s 3.5% decline in same-store sales and the extra week of sales in the fourth quarter of last fiscal year.

Fourth quarter selling, general and administrative (“SG&A”) expenses were $42.3 million, or 33.8% of sales this fiscal quarter, compared to $37.2 million or 27.8% of sales in the fourth quarter of last year. The higher SG&A rate as a percent of sales was primarily due to planned increases in marketing and IT consulting and other professional fees, the same-store sales decline of 3.5% and the resulting deleveraging of overall expenses, and the extra week of sales in the fourth quarter of last year.

The Company’s fourth quarter loss was $8.3 million or $0.23 per diluted share. During the fourth quarter, the Company recorded non-cash, pre-tax, long-lived asset impairment charges of approximately $6.0 million and a goodwill impairment charge of approximately $3.6 million. The impact of the total $9.6 million of non-cash, long-lived asset and goodwill impairment charges was $0.16 per diluted share, which assumes a normalized federal and state tax rate of 39.5%.

Lorna Nagler, President and Chief Executive Officer, commented, “While our fourth quarter results were disappointing, we were encouraged by the quality of our sales and we continued to make progress on many initiatives that will build a stronger platform for our Company and allow us to evolve and improve our internal operations and store processes. In the meantime, we are positioned to navigate through a challenging environment, with inventory per store down 22% at the end of the fourth quarter and merchandise receipt levels planned conservatively as we proceed through the first quarter of fiscal 2009.”

Full Fiscal Year Results

Total sales for the fifty-two week fiscal 2008 period ended March 1, 2008 were $575.8 million compared to $547.3 million for the fifty-three week period ended March 3, 2007. Same-store sales increased 1% for the fifty-two week period ended March 1, 2008 compared to the corresponding fifty-two week period ended March 3, 2007.

For fiscal 2008, after taking into account long-lived asset impairment and goodwill impairment charges, net income was $17.0 million or $0.47 per diluted share, compared to $33.7 million or $0.89 per diluted share for fiscal 2007. As of March 1, 2008, the Company operated 837 stores compared to 778 stores as of March 3, 2007.

Cash and Cash-Equivalents and Long-Term Investments

The Company ended fiscal 2008 with total cash and cash-equivalents of $78.5 million. The Company had long-term investments of approximately $24.5 million, which consisted solely of investments in auction rate securities (“ARS”).  The ARS are classified as long-term investments, as the remaining maturity of the underlying securities for the ARS held by the Company ranges from 14 to 32 years.

ARS are variable-rate debt securities. ARS have a long-term maturity with the interest rate being reset through auctions that are typically held every seven, 28 or 35 days. All of the Company’s ARS are collateralized by student loans and currently have AAA (S&P) or Aaa (Moody’s) credit ratings. The repayment of the student loans for approximately 85% of the ARS, which serve as collateral for the ARS held by the Company, is substantially backed by the United States government. Until February 2008, the ARS market was liquid. However, in February 2008 a substantial number of auctions “failed”, meaning that there was not enough demand to sell the entire issue at auction.

Based on current market conditions, management believes that it is likely that auctions related to its ARS may continue to be unsuccessful at least for the near term. Unsuccessful auctions have limited the Company’s ability to access these funds. Management anticipates the liquidity of the ARS will continue to be restricted until there is a successful auction or until such time as another market for the ARS develops or until the ARS are called by the issuer.

The Company continues to evaluate whether these ARS investments are appropriately valued at par and will complete its analysis prior to filing its Annual Report on Form 10-K for fiscal 2008, which the Company anticipates will be no later than May 15, 2008. If any of the Company’s ARS are deemed to be temporarily impaired, the valuation for that security will be reduced, and the reduction will not impact earnings, but be reflected in accumulated other comprehensive income, a component of shareholders’ equity.

The Company has a strong balance sheet and management believes that its cash and cash-equivalents are sufficient to meet the Company’s cash and liquidity needs for the reasonably foreseeable future.

Long-Lived Asset and Acorn Goodwill Review

Following the completion of the fourth quarter, the Company completed a review of its long-lived assets in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (“SFAS No. 144”). In addition, the Company reviewed its goodwill in accordance with SFAS No. 142, Goodwill and Other Intangible Assets (“SFAS No. 142”). The Company recorded a pre-tax, non-cash charge of $6.0 million related to the impairment of store-level assets under SFAS No. 144. Of this amount, $5.6 million related to the Company’s Acorn division. In addition, the Company also determined that the full amount of its $3.6 million of goodwill related to Acorn was impaired under SFAS No. 142.

As previously acknowledged, Acorn’s overall results have not met the Company’s expectations. The Company is in the process of making adjustments to the Acorn merchandise mix and will continue its evaluation of all of the operations of its Acorn division.

Capital Expenditures

Fiscal 2008 capital expenditures were approximately $36 million. Of this amount, approximately $25 million was related to new stores, fixture replacements and store remodels. The majority of the remaining expenditures were related to various information technology initiatives. In fiscal 2009, management expects capital expenditures to be in the range of $22 to $24 million.

E-commerce

E-commerce is an important area of potential future growth for Christopher & Banks. The Company launched separate e-commerce websites for its Christopher & Banks and C.J. Banks brands in February 2008. Initial customer response to merchandise offered on its e-commerce websites has exceeded the Company’s internal expectations and management expects to use this channel to drive incremental sales in fiscal 2009.

First Quarter Guidance

For the first quarter of fiscal 2009, the Company currently estimates that earnings per diluted share will range from $0.25 to $0.27. This compares to earnings per diluted share of $0.32 in fiscal 2008. This guidance assumes first quarter fiscal 2009 same-store sales will be roughly flat as compared to the first quarter of fiscal 2008.

Ms. Nagler concluded, “We are encouraged by our first quarter sales results through April 8, 2008, which included our second ever friends and family event. These events help us attract new customers and build loyalty with our existing customer base. In fiscal 2009, we plan to expand our marketing efforts, including increasing the number of carefully thought out, pre-planned promotions, in order to drive home our value proposition and increase awareness of our brands. We will also focus on completing various infrastructure investments while slowing store expansion to approximately 30 new stores in order to concentrate on positioning the Company for future growth when economic conditions become more favorable.”

Conference Call Information

The Company will discuss its fourth quarter and full year results in a conference call scheduled for today, April 9, 2008, at 5:00 p.m. Eastern time. The conference call will be simultaneously broadcast live over the Internet at http://www.christopherandbanks.com. An online archive of the broadcast will be available within one hour of the completion of the call and will be accessible at http://www.christopherandbanks.com until April 23, 2008. In addition, an audio replay of the call will be available shortly after its conclusion and will be archived until April 16, 2008. This call may be accessed by dialing (888) 203-1112 and using password 6743325.

About Christopher & Banks

Christopher & Banks is a Minneapolis-based specialty retailer of women’s clothing. The Company currently operates 845 stores under the names Christopher & Banks, C.J. Banks and Acorn. The Company currently has 549 Christopher & Banks stores, 260 C.J. Banks stores and 36 Acorn stores.

Forward-Looking Statements

Certain statements in this press release are forward-looking statements, made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements may use the words “expect”, “anticipate”, “plan”, “intend”, “project”, “believe” and similar expressions and include the statements regarding (i) the Company’s first quarter inventory position; (ii) the value and the liquidity of its ARS and its ability to sell these securities without incurring a loss; (iii) the belief that its cash and other cash-equivalents are sufficient to meet its liquidity needs for the reasonable foreseeable future; (iv) management’s ability to improve the future performance of its Acorn division; (v) the anticipated amount of capital expenditures in fiscal 2009; (vi) the ability of the Company to gain incremental sales from its e-commerce websites; (vii) the Company’s anticipated first quarter earnings per diluted share; (viii) the Company’s ability to increase brand awareness and build customer loyalty through expanded marketing efforts, and (ix) the ability of its infrastructure investments to position the Company for future growth. These statements are based on management’s current expectations and are subject to a number of uncertainties and risks, as well as assumptions that, if they do not fully materialize or prove incorrect, could cause our actual results to differ materially from those expressed or implied by the forward-looking statements. Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include, but are not limited to: (i) the inherent difficulty in forecasting consumer buying and retail traffic patterns which may be affected by factors beyond our control, such as a weakness in overall consumer demand; adverse weather, economic or political conditions; and shifts in consumer tastes or spending habits that result in reduced sales; (ii) lack of acceptance of the Company’s fashions, including its seasonal fashions; (iii) the ability of the Company’s infrastructure and systems to adequately support our expanding operations; (iv) effectiveness of the Company’s brand awareness and marketing programs; (v) the possibility that, because of poor customer response to our merchandise, management may determine it is necessary to sell merchandise at lower than expected margins or at a loss; (vi) the failure to successfully implement the Company’s strategic plans, including plans with respect to the Acorn division; (vii) the risk that future auctions of the Company’s ARS will not succeed and the Company may have to take impairment charges relating to those securities or sell these securities at or below par value; or (viii) that issues related to the current housing market and uncertainty in the financial and credit markets will lead to reduced consumer spending on women’s apparel.

Readers are cautioned not to place undue reliance on these forward-looking statements which are based on current expectations and speak only as of the date of this release. The Company does not assume any obligation to update or revise any forward-looking statement at any time for any reason.

Certain other factors that may cause actual results to differ from such forward-looking statements are included in the Company’s periodic reports filed with the Securities and Exchange Commission and are available on the Company’s website under “Investor Relations” and you are urged to carefully consider all such factors.

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CHRISTOPHER & BANKS CORPORATION

UNAUDITED COMPARATIVE INCOME STATEMENT

FOR THE 13 AND 14 WEEKS AND 52 AND 53 WEEKS ENDED

MARCH 1, 2008 AND MARCH 3, 2007

(in thousands, except per share data)

	13 Weeks Ended	14 Weeks Ended	52 Weeks Ended	53 Weeks Ended
	March 1, 2008	March 3, 2007	March 1, 2008	March 3, 2007

Net sales	$125,306	$133,968	$575,781	$547,317

Costs and expenses:
Merchandise, buying and occupancy	82,855	88,497	354,468	330,473
Selling, general and administrative	42,320	37,243	166,362	145,229
Depreciation and amortization	6,128	5,410	22,603	20,546
Impairment of store assets	6,009	1,141	6,925	1,141
Impairment of goodwill	3,587	—	3,587	—
Total costs and expenses	140,899	132,291	553,945	497,389

Operating income (loss)	(15,593)	1,677	21,836	49,928

Interest income	1,279	1,475	4,661	5,115

Income (loss) before income taxes	(14,314)	3,152	26,497	55,043

Income tax provision (benefit)	(6,029)	1,223	9,479	21,357

Net income (loss)	$(8,285)	$1,929	$17,018	$33,686

Basic earnings per share:
Net income (loss)	$(0.23)	$0.05	$0.48	$0.90

Basic shares outstanding	35,287	37,210	35,772	37,307

Diluted earnings per share:
Net income (loss)	$(0.23)	$0.05	$0.47	$0.89

Diluted shares outstanding	35,287	37,345	35,852	37,761

Dividends per share	$0.06	$0.06	$0.24	$0.20

CHRISTOPHER & BANKS CORPORATION

UNAUDITED COMPARATIVE BALANCE SHEET

(in thousands)

	March 1,	March 3,
	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$78,492	$53,991
Short-term investments	—	48,275
Merchandise inventories	43,840	52,355
Other current assets	26,303	20,483
Total current assets	148,635	175,104

Property, equipment and improvements, net	133,599	127,776

Other assets:
Long-term Investments	24,550	—
Goodwill	—	3,587
Other	6,208	856
Total other assets	30,758	4,443

Total assets	$312,992	$307,323

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$15,381	$16,288
Accrued liabilities	37,287	29,962
Total current liabilities	52,668	46,250

Other liabilities:
Deferred lease incentives	24,854	23,646
Other	15,443	11,662
Total other liabilities	40,297	35,308

Stockholders’ equity:
Common stock	450	450
Additional paid-in capital	110,360	106,807
Retained earnings	221,929	213,264
Common stock held in treasury	(112,712)	(94,756)
Total stockholders’ equity	220,027	225,765

Total liabilities and stockholders' equity	$312,992	$307,323